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                                                                     EXHIBIT 8.2



January 30, 1998



Lexford Residential Trust


The Huntington Center


41 South High Street, Suite 2410


Columbus, Ohio 43215



Ladies and Gentlemen:



     This letter is in response to your request for our opinion with respect to certain Federal income tax consequences of the proposed merger of Lexford, Inc. ("Lexford") with and into Lexford Residential Trust ("Trust"), a wholly owned subsidiary of Lexford, pursuant to the Agreement and Articles of Merger dated January 30, 1998 by and between Lexford and the Trust (the "Agreement"). Unless otherwise specified, the terms used herein are defined in the Registration Statement on Form S-4, No. 333-44521, filed by the Trust with the Securities and Exchange Commission on January 20, 1998, as amended (the "Registration Statement").



     In connection with the proposed Merger, we understand the following:



          (a) Pursuant to the laws of Ohio and Maryland, Lexford will merge with and into the Trust pursuant to a statutory merger, with the Trust surviving the Merger;



          (b) At the Effective Time, each outstanding share of Lexford Common Stock will be converted into the right to receive two Trust Shares; and



          (c) The business and operations of the Trust following the Merger will be substantially the same as those conducted by Lexford immediately prior to the Merger, except as may be necessary for the Trust to elect and maintain real estate investment trust status pursuant to Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code").



     In connection herewith, we have examined and relied on the accuracy and completeness of the Agreement, the Registration Statement and such other information as we have deemed relevant. As to questions of fact material to the opinion herein, we have relied upon the accuracy and completeness of an officer's certificate of Lexford to Benesch, Friedlander, Coplan & Aronoff LLP dated January 30, 1998. Moreover, we have assumed that the Merger will be completed in the manner set forth in the Registration Statement, and that the representations and covenants made by the parties to the Merger are accurate and complete and that such representations and covenants will continue to be accurate and complete as of the Effective Time of the Merger.



     In rendering this opinion, we have assumed with your permission that: (1) all signatures on documents examined by us are genuine; (2) all documents submitted to us as originals are authentic; and (3) all documents submitted to us as certified or photostatic copies are true and complete copies of the original documents. We have also assumed that each entity that is a party to the documents has been duly organized or formed and is validly existing and in good standing as a corporate or similar organization under the laws of its jurisdiction of organization, and is qualified to do business and is in good standing as a foreign corporation or other organization in each jurisdiction where by law it is required to be so qualified; that each of the documents has been duly authorized, executed and delivered by each party and constitutes such party's valid and binding obligation, enforceable against such party in accordance with its terms; that each party has the requisite corporate or other organizational power and authority to perform such party's obligations under the documents; and that each party to the documents has performed and will perform such party's obligations under the documents.



     To the extent that the opinion in this letter relates to or is dependent upon factual information, or is expressed in terms of our knowledge or awareness, we have relied upon the assumptions stated above and the statements of fact, representations and warranties reflected in the documents, and we have not undertaken to independently verify any of such facts or information. This opinion is conditioned upon the assumption that dissenting Lexford Shareholders will own less than one percent (1%) of the Lexford Common Stock.

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Lexford Residential Trust


January 30, 1998


Page 2



     On the basis of the foregoing and subject to the conditions, qualifications and limitations set forth herein and in the Registration Statement, we are of the opinion that the summary in the Registration Statement under the caption "Federal Income Tax Considerations -Tax Consequences of the Merger" is an accurate general summary of the Federal income tax considerations that are likely to be material to a Lexford Shareholder with respect to the matters discussed therein.



     This opinion does not relate to or purport to cover any matters other than the ones expressly stated herein. The opinion expressed herein is limited to the consequences of the Merger under current Federal income tax law (including the Code, the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof) as of the date of this opinion letter. No opinion is expressed with respect to state, local, foreign or other tax laws. Moreover, this opinion does not apply to (i) holders of Lexford Common Stock subject to special tax treatment under the Federal income tax laws or (ii) holders of Lexford Common Stock who acquired their stock pursuant to the exercise of an employee stock option or otherwise as compensation or in exchange for Lexford options. We assume no obligation to revise or supplement this opinion should the present Federal income tax laws be changed by any legislation, judicial decisions, or otherwise.



     This opinion is only for the benefit of the Trust and may not be relied upon by any person, firm or entity for any purpose without our express written consent. Other than in connection with the Registration Statement, this letter may not be paraphrased, quoted or summarized, nor may it be duplicated or reproduced in part.



     This opinion is furnished to you solely in connection with the Registration Statement. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.



Very truly yours,



/s/ BENESCH, FRIEDLANDER, COPLAN & ARONOFF LLP

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BENESCH, FRIEDLANDER,


  COPLAN & ARONOFF LLP